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        ITEM 14. c(1) 11 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                       COMPUTATION OF EARNINGS PER SHARE

The 1996 income per common and common equivalent share was calculated by dividing: (1) net income less preferred dividends by (2) the shares used in computing the weighted average shares outstanding for the year ended September 30, 1996 adjusted for the incremental impact of options and warrants considered common stock equivalents as follows:


           Net income                                         $ (1,060,000)
           Preferred dividends                                  (2,178,000)
                                                              ------------

           Net income related to common shareholders          $ (3,238,000)
                                                              ============

           Weighted average shares outstanding                  13,327,855
                                                              ============


           Income per common and common
                equivalent share                              $       (.24)